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                                                                   EXHIBIT 10(v)



                          PURCHASE AND SALE AGREEMENT



         THIS AGREEMENT, made and entered into this 24th day of May 1995, by and between Newfield Exploration Company, whose address is 363 N. Sam Houston Parkway East, Suite 2020, Houston, Texas, 77060, hereinafter referred to as (Buyer) and Rio Grande Drilling Company ("Rio Grande Drilling") and Rio Grande Offshore, Ltd. ("Offshore") whose address is 10101 Reunion Place, Suite 210, San Antonio, Texas 78216-4156, hereinafter collectively referred to as (Seller).

                                   ARTICLE 1

                               PURCHASE AND SALE

         1.01 PURCHASE AND SALE. Subject to the terms of this Agreement, Seller agrees to sell the Interests to Buyer and Buyer agrees to purchase the Interests from Seller.

         1.02    INTERESTS.  The following shall be referred to as the
Interests:

                 (a) The interest in the oil and gas leases and lands described in Exhibit A and in the wells described in Exhibit A, including, without limitation, working, leasehold, mineral, royalty, overriding royalty, net revenue, net profits, reversionary and any other interests of a similar nature including without limitation the undivided interest in Operating Rights in the lease expressed as a percentage on Exhibit A hereof ("Leases");

                 (b) All of Seller's right, title and interest in all wells, equipment, fixtures, platforms, personal property and improvements (including, without limitation, materials, plants, pipelines, gathering and processing systems and salt water disposal systems) which are located on, appurtenant to or used in connection with the Leases now, as of the Effective Time or as of the Closing Date ("Equipment");

                 (c) All of Seller's right, title and interests in all contracts, escrowed funds for the abandonment of the Interest, agreements, instruments, payout balances, commitments, licenses, permits, easements, rights- of-way and other rights of Seller relating to the items described in this Section 1.02, together with all of Seller's rights, claims and causes of action under such items arising after the Effective Time ("Contracts");

                 (d) All of Seller's right, title and interest in oil, gas, condensate, related hydrocarbons and other minerals produced from the Leases after the Effective Time ("Substances");

                 (e) All accounts including Seller's share of the abandonment escrow account, instruments, general intangibles, liens and security interests arising from the sale or other disposition of the items described in this Section 1.02 on or after the Effective Time ("Accounts").





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                 (f)      All of Seller's information relating to the
         Interests, reservoir, land, operation and production files and other data including geological, engineering and proprietary geophysical data (both "2-D" and "3-D"), maps, logs, core analysis, formation tests, production records; legal, title, accounting and contract files.

         1.03 EFFECTIVE TIME. The purchase and sale of the Interests shall be effective for all purposes on April 1, 1995, at 7:00 a.m., Central Standard Time ("Effective Time").


                                   ARTICLE 2

                                 PURCHASE PRICE

         2.01 PURCHASE PRICE. The purchase price for the Interests is one million two hundred thousand dollars ($1,200,000) ("Purchase Price").

         2.02 ADJUSTMENTS TO PURCHASE PRICE. The Purchase Price shall be adjusted as provided in this Section 2.02 and the resulting amount shall be referred to as the "Adjusted Purchase Price". Not less than three (3) days prior to the Closing Date, Seller shall deliver to Buyer a Preliminary Closing Statement, substantially in the form attached hereto as Schedule 2.02, setting forth adjustments to the Purchase Price using the best information then available and prepared in accordance with customary accounting principles used in the oil and gas industry.

         (a)     The Purchase Price shall be increased by the following:

                 (1) an amount equal to the quantity of merchantable oil produced from the Leases in storage at the Effective Time, and not sold or disposed of prior to Closing, multiplied by the posted price for such oil at the Effective Time, net of all taxes and gravity adjustments and transportation expenses necessary to market such production.

                 (2) the amount of the operating and capital expenditures together with any lease operating expenses charged under applicable operating agreements and general and administrative costs charged as overhead charges under applicable operating agreements, that are (i) attributable to the Interests during the period between the Effective Time and Closing, (ii) incurred and paid by Seller, including without limitation capital expenditures approved in accordance with Section 4.01 or otherwise made in compliance with this Agreement. There shall be no upward adjustment for Seller's general and administrative expenses and overhead except to the extent chargeable under the terms of an operating agreement covering the Leases.





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                 (3)      taxes paid by Seller for assessments based on
         ownership of the interests after the Effective Time, the production of hydrocarbons therefrom, or the receipt of proceeds attributable thereto (excluding income taxes) after the Effective Time.

                 (4) an amount equal to all prepaid expenses attributable to the Interests paid by Seller and attributable to the period from and after the Effective Time, including without limitation prepaid insurance and prepaid ad valorem, property, production and other taxes accruing to the benefit of Buyer subsequent to the Effective Time.

         (b)     The Purchase Price shall be decreased by the following:

                 (1) The amount of net proceeds or other value received by Seller for the sale of disposition of Substances, as defined herein, including net proceeds from the sale of liquids and other constituents removed in gas plants or other processing facilities for production occurring after the Effective Time;

                 (2) the amount of proceeds or other value received by Seller for the sale or disposition after the Effective Time of any portion of the Interests;

                 (3) an amount equal to the value of all uncured Title Defects as determined under Section 5.06; and

                 (4) the amount of all unpaid taxes and assessments based on the ownership of property, the production of hydrocarbons or the receipt of proceeds, excluding income taxes, accruing to the Interests prior to the Effective Time and for the payment of which Buyer assumes liability subsequent to Closing. If possible, this adjustment shall be computed using the tax rate and values for the tax period in question. If this is not possible, the adjustment shall be based on the taxes assessed for the immediately preceding tax period. If taxes assessed for the preceding tax period are determined to be more or less than the actual taxes, the difference shall be a Post-Closing Adjustment or Subsequent Adjustment under Sections 9.01 and 9.02.

         2.03 PAYMENT OF ADJUSTED PURCHASE PRICE. At Closing, Buyer shall pay Seller an amount equal to the Adjusted Purchase Price in immediately available funds. Such amount shall be referred to as the "Closing Amount".





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                                   ARTICLE 3

                        REPRESENTATIONS AND DISCLAIMERS

         3.01    SELLER'S REPRESENTATIONS.  Seller represents to Buyer that:

                 (a)(i) Rio Grande Drilling is a corporation organized, existing and in good standing under the laws of the State of Texas and is qualified to do business and is in good standing under the laws of the States of Louisiana and Texas. Rio Grande Drilling is qualified under applicable law and regulation to own the Interests. With respect to all persons claiming by through or under Rio Grande Drilling but not otherwise, Rio Grande Drilling has, and will convey to Buyer, Defensible Title (as defined in Section 5.01 below) to the Interests. Rio Grande Drilling warrants and agrees to defend title to the Interests against the lawful claims of all persons claiming by, through or under Rio Grande Drilling, but not otherwise.

                 (a)(ii) Offshore is a limited partnership organized, existing and in good standing under the laws of the State of Texas. With respect to all persons claiming by through or under Offshore, but not otherwise, Offshore has, and will convey to Buyer Defensible Title as defined in Section 5.01 below) to the Interests. Offshore, agrees to defend title to the Interest against the lawful claims of all persons claiming by through or under Offshore but not otherwise.

                 (b) Seller has the authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

                 (c) The execution and delivery of this Agreement have been authorized by all necessary action, corporate and otherwise, on the part of Seller. Execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, violate or be in conflict with any agreement, instrument, judgment, order, decree, law or regulation by which Seller is or the Interest s bound.

                 (d) Subject to laws and equitable principles affecting the rights of creditors, this Agreement is a binding obligation of Seller enforceable according to its terms.

                 (e) No suit, claim, demand or investigation is pending or, to the best of Seller's knowledge, threatened that might result in impairment or loss or diminution of Seller's title to the Interests or otherwise adversely affect the Interests in any material respect. There are no bankruptcy or reorganization proceedings pending or threatened against Seller.

                 (f) To the best of Seller's knowledge, Contracts which burden or will burden or encumber or are otherwise material to the ownership, use or operation of the Interest are described on Schedule 3.01(f) hereof, were entered into in the ordinary course of





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         business and, if executed by Seller, were duly executed and delivered by Seller or its predecessors, and are in force according to their terms. Neither Seller, nor any other party to Seller's knowledge, is in breach of any obligation which might adversely affect the Interests in any material respect.

                 (g) To the best of Seller's knowledge, all rentals, royalties, shut-in royalties, overriding royalties and other payments due pursuant to or with respect to the Leases have been properly paid.

                 (h) To the best of Seller's knowledge (i) the Leases have been drilled, completed, operated, developed and produced in compliance with all applicable judgments, orders, laws, rules and regulations; (ii) all necessary certificates, consents, permits, licenses and other governmental authorizations affecting the Interests have been obtained and are in force; (iii) there are no violations of any applicable regulations, rules or orders of the Federal Energy Regulatory Commission, the Department of Energy, the Minerals Management Service or any other regulatory agency with respect to the Interests.

                 (i) To the best of Seller's knowledge, the Leases are not obligated, under a take-or-pay or similar arrangement, and Seller is not obligated by virtue of an election to non-consent, or not participate in a past or current operation on the Leases pursuant to applicable operating agreements, to produce Substances, or allow Substances to be produced, without receiving full payment at the time of delivery in an amount that corresponds to the net revenue interest in Substances described on Exhibit A.

                 (j) To the best of Seller's knowledge taxes based on or measured by the ownership of property, the production or removal of hydrocarbons and the receipt of proceeds which are due and relating to the Interests have been properly paid, subject to possible adjustment for volume or price corrections.

                 (k) Seller is timely receiving its share of proceeds from the sale of hydrocarbons produced from the Leases without suspense, counterclaim or set-off. To the best of Seller's knowledge, there has been no production of hydrocarbons from the Leases in excess of the allowable production established pursuant to applicable state or federal law or regulation that would result in a restriction on production from the Leases subsequent to the Effective Time.

                 (l) To the best of Seller's knowledge, except for Casualty Losses covered by Section 5.03, there has been no material adverse change in the condition of any of the Leases or Equipment after the Effective Time except depletion through normal production within authorized allowables, changes in rates of production that occur in the ordinary course of operation and depreciation of Equipment through ordinary wear and tear.





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                 (m)      Seller has incurred no liability for brokers' or
         finders' fees related to the transactions contemplated by this Agreement for which Buyer shall be liable.

                 (n) To the best of Seller's knowledge, there are no outstanding authorities for expenditures or any oral or written commitments or proposals to conduct operations on the Leases which are required to be approved by non-operators under the terms of the applicable joint operating agreement.

                 (o) To the best of Seller's knowledge, the Leases and Equipment have been operated in compliance with all applicable laws, regulations, orders, judgments, licenses and permits concerning the prevention, abatement or elimination of pollution and the protection of the environment and there is no circumstance which might (i) materially interfere with continued compliance, (ii) give rise to material liability, (iii) form the basis for any material claim, suit, relief or investigation or (iv) require a material change in the present condition or operation of any Lease.

         3.02 BUYER'S REPRESENTATIONS. Buyer represents to Seller as follows:

                 (a) Buyer is a corporation organized, existing and in good standing under the laws of the State of Delaware and is qualified to do business and is in good standing under the laws of the State of Louisiana and Texas. Buyer is qualified under applicable law and regulation to own the Interests.

                 (b) Buyer has the authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

                 (c) The execution and delivery of this Agreement has been authorized by all necessary action, corporate and otherwise, on the part of Buyer. Execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, violate or be in conflict with any agreement, instrument, judgment, order, decree, law or regulation by which Buyer is bound.

                 (d) Subject to laws and equitable principles affecting the rights of creditors, this Agreement is a binding obligation of Buyer enforceable according to its terms. There are no bankruptcy nor reorganization proceedings pending or, to Buyer's knowledge, threatened against Buyer.

                 (e) Buyer has incurred no liability for brokers' or finders' fees related to the transactions contemplated by this Agreement for which Seller shall be liable.

                 3.03     DISCLAIMER.

                 EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO WARRANTIES, EXPRESS OR IMPLIED,





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         INCLUDING THE WARRANTY OF MERCHANTABILITY AND THE IMPLIED WARRANTY OF
         FITNESS FOR A PARTICULAR PURPOSE, REGARDING THE WELLS, FIXTURES, FACILITIES, EQUIPMENT, IMPROVEMENTS, MATERIALS AND OTHER LIKE PERSONAL PROPERTY LOCATED ON OR INCLUDED IN THE INTERESTS, AND THE SAME ARE TO BE SOLD ON AN "AS IS, WHERE IS" BASIS AND CONDITION.


                                   ARTICLE 4

                                   COVENANTS

         4.01    SELLER'S COVENANTS.  Seller agrees with Buyer as follows:

                 (a) Following execution of this Agreement and until Closing, Seller shall (i) use its best efforts to cause the Leases to be operated in a good and workmanlike manner and in substantially the same manners previously operated; (ii) maintain insurance now in force with respect to the Interests; (iii) notify Buyer of any suit, claim or demand within Seller's knowledge which might adversely affect the Interests; (iv) pay or cause to be paid all costs, taxes and expenses which Seller is obligated to pay in connection with the Interests as they become due (v) pay or cause to be paid all rentals and other payments necessary to maintain the Leases in force according to their terms and comply with all express and implied covenants contained in the Leases or Contracts; (vi) exercise due diligence in safeguarding the Interests and maintaining the confidentiality of all data and other confidential or proprietary materials relating to the Interests;
         (vii) promptly notify Buyer of all significant operations which are proposed with respect to the Interests; and (viii) use best efforts (without any obligation to pay money) to obtain any consents, waivers (including waiver of preferential purchase rights) and approvals required of third parties or governmental authorities in connection with consummation of the transactions contemplated by this Agreement. Buyer acknowledges that Seller owns undivided interests in the Leases and that acts or omissions of other owners of undivided interests in the Leases shall not be a breach of any covenant in this Agreement unless such other undivided interest owners' acts or fails to act on behalf of Seller. Seller shall not be obligated to perform any act which would be in breach of a provision in, or its duties under, a Lease, Contract or applicable law, rule or regulation.

                 (b) Following execution of this Agreement, Seller shall not, without Buyer's consent; (i) abandon any well capable of commercial production; (ii) release all or a portion of a Lease; (iii) commence or consent to an operation estimated to cost an amount in excess of the amount an operator is entitled to expend without non-operator approval under the applicable operating agreement(s) (excluding emergency operations and operations undertaken to avoid a penalty or forfeiture provision of any applicable agreement or order);
         (iv) create a lien, security interest or other encumbrance on the Interest; (v) sell or dispose of the Interest (except in connection with preferential rights





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         to purchase) other than Interests sold, consumed or produced in the ordinary course of business; (vi) amend a Lease or amend a Contract or Account or enter into new contracts affecting the Interest other than in the ordinary course of business; (vii) waive, compromise or settle any claim that diminishes or adversely burdens an Interest.

                 (c) Following the execution of this Agreement and until Closing, Seller will provide Buyer and its attorneys, employees, accountants, engineers, consultants and agents (collectively "representatives"), at Buyer's sole expense, risk and cost, reasonable access, during reasonable business hours, to the Contracts, insofar as the same are in Seller's possession or control, or insofar as Seller has access to the same, and to the extent in each case that Seller may do so without violating legal constraints or any legal obligation. Seller agrees to cooperate with Buyer in attempting to obtain waivers of any obligations of confidentiality by Seller to a third party. Seller shall not be obligated to furnish any updated abstracts, title opinions or additional title information which are not in Seller's or its attorney's possession, but shall cooperate with Buyer in Buyer's efforts to obtain (at Buyer's expense) such additional title information as Buyer may reasonably deem prudent.

                 (d) Following the execution of this Agreement and until Closing, subject to the consent and cooperation of operators and other third parties, Seller shall provide Buyer and its representatives access to the Interests and the right to observe operations and inspect any and all of the Interests, equipment, improvements and fixtures included in the Interests, to the extent that Seller has the legal right to grant such access and right.

         4.02    BUYER'S COVENANTS.  Buyer agrees with Seller as follows:

                 Except as required by applicable law, Buyer and Seller and their respective agents, consultants and advisors shall keep confidential all terms and provisions of the Agreement, the transaction contemplated by this Agreement, and all information and data concerning the Interests, Seller's and Buyer's business, financial condition, operations, strategies and prospect ("Information"). This Section 4.02(a) shall not apply to Information which (i) is publicly available (other than Information made public by a breach of this Agreement) or (ii) obtained independently without obligation or confidentiality. Except with respect to information concerning each party's business, financial conditions, operations strategies and prospects, this confidentiality requirement shall terminate upon Closing if Closing occurs.





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                                   ARTICLE 5

                                     TITLE

         5.01    DEFENSIBLE TITLE.

                 (a) "Defensible Title" means such right, title or interest held by Seller that (i) will entitle Buyer, as Seller's successor, to receive not less than the net revenue interests described in Exhibit A of all oil, gas condensate, related hydrocarbons and other minerals produced under the terms of the Leases (or other property denominated in Exhibit A); (ii) will obligate Buyer, as Seller's successor to bear a percentage of costs and expenses related to the maintenance, operation and development of the Leases (or other property denominated in Exhibit A) not greater than the working interest shown in Exhibit A, unless the circumstances causing the working interest to be greater will cause the corresponding net revenue interest to increase in the same proportion; and (iii) is free of all liens, security interests, encumbrances and defects, except for Permitted Encumbrances.

                 (b)      "Permitted Encumbrances"  are:

                          (1) lessor's royalties, overriding royalties, production payments, net profits, interests, reversionary interests and similar burdens on production that does not, and will not, reduce Buyer's net revenue interest, as Seller's successor in title, below the net revenue interest shown in Exhibit A or increase Buyer's working interest, as Seller's successor in title, above the working interest shown in Exhibit A (unless the circumstance causing the working interest to increase will cause the corresponding net revenue interest to increase in the same proportion);

                          (2) preferential rights to purchase and third party consents with respect to which, prior to Closing, (i) waivers or consents are obtained from the appropriate parties or (ii) the time for asserting such rights has expired without exercise;

                          (3) mechanics', materialmen's, operators', tax and similar liens or charges arising in the ordinary course of business related to an interest if such liens secure payments not yet due;

                          (4) All consents from, notices to, approvals by or other actions by governmental authority in connection with sale or transfer of properties such as the Interests if such matters are customarily and appropriately obtained after the sale or transfer;

                          (5)     liens, security interests or other
                 encumbrances to be released at or prior to Closing;





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                          (6)     rights of a governmental entity to control or
                 regulate the Interests, together with all applicable laws, rules and regulations;

                          (7) easements, rights-of-way, surface leases and other surface use restrictions if such restrictions will not materially adversely affect the use, value or operation of the Interests;

                          (8) title matters waived or deemed to be waived by Buyer and described on Schedule 5.01(b)(8).

         5.02 TITLE DEFECTS. "Title Defect" means any encumbrance, irregularity or defect in Seller's title to an Interest which , alone or in combination with other defects, causes Seller's title to be less than Defensible Title. Title Defects shall include a Casualty Loss treated as a Title Defect under Section 5.03.

         5.03 CASUALTY LOSS. If, prior to Closing, all or any portion of an Interest is destroyed or taken under the right of eminent domain ("Casualty Loss"), Buyer may elect (i) to treat the Casualty Loss as a Title Defect or
(ii) purchase the affected Interest notwithstanding the Casualty Loss. If Buyer elects to purchase the affected Interest, there shall be no reduction of the Purchase Price and Seller shall, at Closing, pay to Buyer all sums paid to Seller which are associated with the Casualty Loss and shall assign to Buyer all of Seller's interest in any unpaid payments or causes of action associated with the Casualty Loss. Prior to Closing, Seller shall not compromise or settle a Casualty Loss without Buyer's consent.

         5.04 NOTICE OF TITLE DEFECT. As soon as possible after discovery, but in no event later than one (1) day prior to Closing Date Buyer shall notify Seller in writing of any Title Defect. Buyer's notice (a "Defect Notice") shall include (i) a description of the Interest affected by the Title Defect,
(ii) an explanation of the basis for the Title Defect and (iii) the amount by which Buyer believes the value of the affected Interest has been reduced by the
Title Defect.   Buyer's failure to give notice of a Title Defect within the time and in the manner required by this Section 5.04 shall be a waiver by Buyer of the Title Defect and the Title Defect shall be treated as a Permitted Encumbrance.

         5.05 REMEDIES FOR TITLE DEFECT. Upon notice of a Title Defect, Seller shall have the right, but not the obligation, to attempt to cure the Title Defect. If Seller is unable or elects not to cure the Title Defect prior to Closing, the Purchase Price shall be reduced pursuant to Section 5.06.

         5.06 VALUE OF TITLE DEFECTS. The value of a Title Defect shall never be greater than the Purchase Price. If Seller is unable or elects not to cure a Title Defect prior to Closing, the Purchase Price shall be adjusted as follows. After Seller's receipt of a Defect Notice, the





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parties, if necessary, shall promptly meet and negotiate to reach an agreement as to the value of each Title Defect. If the parties' negotiations fail to result in an agreement as to the value of any Title Defect prior to Closing, then either Party may terminate this Agreement by written notice to the other.

                                   ARTICLE 6
                             CONDITIONS TO CLOSING

         6.01 SELLER'S CONDITIONS. Seller's obligations at Closing are subject to the satisfaction at or prior to Closing of the following conditions:

                 (a) Buyer's representations under Section 3.02 shall be true in all material respects on the date of this Agreement and as of Closing.

                 (b) Buyer shall have performed in all material respects the covenants and agreements which Buyer was required to perform or satisfy at or prior to Closing.

                 (c) Except for matters not customarily and appropriately obtained prior to Closing, Seller has received evidence, in form reasonably satisfactory to its counsel, that all permits, consents, approvals, licenses, qualifications and orders required by governmental authority, or the terms of the Interests, to be obtained prior to Closing have been obtained or waived.

                 (d) There is no action or proceeding pending or threatened before a court, arbitrator or governmental authority seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to obtain substantial damages from Seller related to this Agreement.

         6.02 BUYER'S CONDITIONS. Buyer's obligations at Closing are subject to the satisfaction at or prior to Closing of the following conditions:

                 (a) Seller's representations under Section 3.01 shall be true in all material respects on the date of this Agreement and as of Closing.

                 (b) Seller shall have performed in all material respects the covenants and agreements which Seller was required to perform or satisfy at or prior to Closing.

                 (c) Except for matters not customarily and appropriately obtained prior to Closing, Buyer has received evidence, in form reasonably satisfactory to its counsel, that all permits, consents, approvals, licenses, qualifications and orders required by governmental authority, or the terms of the Interests, to be obtained prior to Closing have been obtained or waived.





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                 (d)      There is no action or proceeding pending or
         threatened before a court, arbitrator or governmental authority seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to obtain substantial damages from Buyer related to this Agreement.

                 (e) Except for Casualty Losses covered by Section 5.03, since the Effective Time, there shall have been no material adverse change in the condition of the Leases, except depletion through normal production within authorized allowables, changes in rates of production that occur in the ordinary course of operation of the leases, depreciation of equipment through ordinary wear and tear .

                                   ARTICLE 7

                                    CLOSING

         7.01 CLOSING DATE. Subject to the terms of this Agreement, the consummation of the transactions contemplated by this Agreement ("Closing"), shall occur at Buyer's office listed above (or at such other place and time as the Parties may agree) on or before June 15, 1995, at 10:00 a.m. ("Closing Date").

         7.02 CLOSING OBLIGATIONS. At Closing, the following shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously:

                 (a) Seller shall execute and deliver to Buyer assignments conveying the Interests to Buyer in the forms attached to this Agreement as Exhibit B-1 and B-2. Seller shall also execute and deliver such other assignments on appropriate forms as may be required by governmental authority, subject to the terms of the assignment attached as Exhibit B.

                 (b) Seller and Buyer shall execute and deliver to each other the Preliminary Closing Statement.

                 (c) Buyer shall deliver the Closing Amount to Seller by direct bank or wire transfer, as directed by Seller.

                 (d) Seller shall deliver to Buyer possession of the Interests.

                 (e)      Seller shall execute transfer orders or
         letters-in-lieu on forms prepared by Buyer and reasonably satisfactory to Seller directing purchasers of production to make payment to Buyer as contemplated by this Agreement.

                 (f) Seller shall deliver releases of all liens, security interests and encumbrances affecting the interests to be released at Closing.





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
                 (g) Seller shall deliver an affidavit signed by an authorized corporate officer containing the following:

                          (1) Seller's U.S. Taxpayer Identification Number and business address;

                                  and

                          (2) a statement that Seller is not a foreign person within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended.


                                   ARTICLE 8

                                  TERMINATION

         8.01 TERMINATION. This Agreement and the transactions contemplated by this Agreement may be terminated in the following situations:

                 (a) by Seller or Buyer if Closing does not occur on or before the Closing Date provided, however, that a party cannot so terminate if it is in breach of this agreement.

                 (b) by Seller if the conditions contained in Section 6.01 are not satisfied or waived as of the Closing Date;

                 (c) by Buyer if the conditions contained in Section 6.02 are not satisfied or waived as of the Closing Date;

                 (d)      by Seller or Buyer pursuant to Section 5.06.

         8.02    LIABILITIES UPON TERMINATION.

                 If this Agreement is terminated for any reason or is breached, nothing contained herein shall be construed to Unit Seller's or Buyer's legal or equitable remedies, including damages for the breach of failure of any representation, warranty covenant or agreement contained herein and the right to enforce specific performance of this Agreement.





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





                                   ARTICLE 9

                           OBLIGATIONS AFTER CLOSING

         9.01 POST-CLOSING ADJUSTMENTS. Seller and Buyer acknowledge that the amount of all adjustments under Section 2.02 may not be available prior to Closing. As soon as practicable after Closing, Seller shall prepare and submit to Buyer a statement containing adjustments contemplated by Section 2.02 that were not finally determined as of Closing ("Final Settlement Statement"). Seller shall promptly notify Buyer of any changes Seller proposes and the parties shall negotiate in good faith to agree on these adjustments within ninety (90) days after the Closing Date. Payment to the appropriate party shall be made within five (5) days after agreement is reached ("Final Settlement Date").

         9.02 SUBSEQUENT ADJUSTMENTS. Seller and Buyer recognize that either party may receive funds or pay expenses after the Final Settlement Date which are properly the property or obligation of the other party. Upon receipt of net proceeds or net expenses due to or payable by the other party, whichever occurs first, such party shall submit a statement showing the items of income and expense. Payment by the appropriate party shall be made within ten (10) days of receipt of the statement.

         9.03 RESERVATION OF CLAIMS. Except as provided in this Agreement, Seller is entitled to all claims related to the Interests prior to the Effective Time regardless of when payment is made. Except as provided in this Agreement, Buyer is entitled to all claims related to the Interests which arise after the Effective Time.

         9.04 FILES AND RECORDS. Upon Closing, Seller shall permit Buyer, at Buyer's expense, to take possession of originals of all files, records and data in Seller's possession relating to the Interests. Seller shall retain a copy of all such files, records and data. From time to time prior to Closing requested by Seller, Buyer shall make the files, records and data available to Seller for inspection and copying during normal business hours.

         9.05 FURTHER ASSURANCES. After Closing, Seller and Buyer agree to execute and deliver such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement.

         9.06    SURVIVAL AND INDEMNITY.

                 (a) The representations, covenants, agreements and indemnities of or by Seller and Buyer shall survive the Closing.

                 (b)      Allocation of Liability.

                                  (i)      Liabilities.     Buyer agrees to
                          assume, pay, perform, fulfill, discharge and be liable for all Assumed Liabilities, and Seller agrees to retain, pay, perform, fulfill, discharge and be and remain liable for all Retained Liabilities.

                                  (ii)     Definitions.  The term "Assumed
                          Liabilities" shall mean and include:

                                        (x)     all costs, expenses,
                                  liabilities and obligations assumed or
                                  otherwise agreed to be paid by Buyer pursuant to the terms of this Agreement; and

                                        (y)     all costs, expenses,
                                  liabilities, claims and obligations arising out of, in connection with, or resulting directly or indirectly from the ownership or operation of the Interest including plugging and abandonment liabilities for existing wells, platforms, facilities, or pipelines arising out of, in connection with, or resulting directly or indirectly from the ownership or operation of the Interests but excluding Retained Liabilities.

                 The term "Retained Liabilities" shall mean and include:

                                        (x)     all costs, expenses,
                                  liabilities and obligations assumed or
                                  otherwise agreed to be paid by Seller
                                  pursuant to the terms of this Agreement; and

                                        (y)     all costs, expenses,
                                  liabilities, claims and obligations (except plugging and abandonment related costs, expenses, liabilities, claims and obligations) arising out of, in connection with, or resulting directly or indirectly from production or sale of hydrocarbons attributable to the Interest or the proper accounting or payment to parties for their interest therein insofar as such claims relate to periods of time prior to the Effective Time.

                 (c) Indemnification. In the event that the Closing occurs, (i) Buyer shall protect, defend, indemnify and hold Seller harmless from any and all damages, claims, losses, demands, fines, penalties, judgments (including interest), costs, expenses, environmental liabilities, and other liabilities, direct, contingent, or otherwise, including consulting and attorneys' fees and costs of court ("Damages") arising or accruing with respect to the Assumed Liabilities and (ii) Seller shall protect, defend, indemnify and hold Buyer harmless from any Damages arising or accruing with respect to the Retained Liabilities. The term "Damages," as used herein, shall not include (i) any amount which was taken into account as an adjustment to the Purchase Price pursuant to this Agreement or (ii) either party's costs and expenses as described in Section 10.02.

         9.07 ALLOCATION OF PROCEEDS. Seller shall receive all proceeds from the sale of Substances physically produced or allocable to the Interest prior to the Effective Date. Buyer shall receive all proceeds from the sale of Substances physically produced or allocable to the Interest on or after the Effective Date. The Purchase Price will be adjusted by any Imbalance extant as of the Effective Date. For purposes of this Agreement, "Imbalance" means any gas or other hydrocarbons production, transportation, gathering or processing imbalance existing as of the Effective Date with respect to the Interest, together with any related rights or obligations as to future cash and/or gas or product balancing, including, without limitation, buy down, buy outs or any such rights or obligations related to an Imbalance resulting from payments to royalty and overriding royalty interest owners made on the basis of Sellers net revenue interest in a well or unit and total production from a well or unit for periods during which a percentage of total production greater or less than Sellers net revenue interest may actually have been produced and sold for Sellers account.

                                   ARTICLE 10

                                 MISCELLANEOUS

         10.01 NOTICES. All notices required or permitted under this Agreement shall be effective upon receipt if personally delivered, if mailed by registered or certified mail, postage prepaid, or if delivered by telegram, telecopy or facsimile if directed to the parties as follows:

                 TO SELLER:

                 Rio Grande Drilling Company
                 10101 Reunion Place
                 Suite 210
                 San Antonio, Texas 78216-4156
                 Telephone: (210)308-8000
                 Fax: (210)308-8111
                 Attn: Gary Scheele

                 TO BUYER:

                 Newfield Exploration Company
                 363 N. Sam Houston Pkwy. E.
                 Suite 2020
                 Houston, Texas 77060
                 Telephone:  (713)847-6000
                 Fax: (713)847-6006
                 Attn.:  Tracy Price

Any party may give written notice of a change in the address or individual to whom delivery shall be made.

         10.02 EXPENSES. Except as otherwise provided in this Agreement, all fees, costs and expenses incurred by the parties in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring them.

         10.03 AMENDMENT. This Agreement may not be altered or amended, nor any rights waived, except by a written instrument executed by the party to be charged with the amendment or waiver. No waiver of any provision of this Agreement shall be construed as a continuing waiver of the provision.

         10.04 ASSIGNMENT. Buyer shall not have the right to assign its rights and delegate its duties under this Agreement without written consent of Seller.

         10.05 CONDITIONS. The inclusion in this Agreement of Conditions to Seller's and Buyer's obligations at Closing shall not, in and of itself, be a covenant of either party to satisfy the conditions to the other party's obligations at Closing.

         10.06 HEADINGS. The headings are for convenience only and do not limit or otherwise affect the provisions of this Agreement.

         10.07 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original and which, taken together, shall constitute the same instrument.

         10.08 REFERENCES. References, including use of a pronoun, shall include, where applicable, masculine, feminine, singular or plural individuals or legal entities.

         10.09 GOVERNING LAW. This Agreement and the transactions contemplated by this Agreement shall be governed and construed in accordance with the internal laws of the State of Texas without giving effect to any principles of conflicts of laws.

         10.10 ANNOUNCEMENTS. Except as otherwise provided for herein or as required by law, prior to Closing, neither Seller nor Buyer shall announce or otherwise publicize this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party.

         10.11 ENTIRE AGREEMENT. This Agreement is the entire understanding between Seller and Buyer concerning the subject matter of this Agreement. This Agreement supersedes all negotiations, discussions, representations, prior agreements and understandings, whether oral or written.

         10.12 PARTIES IN INTEREST. This Agreement is binding upon and shall inure to the benefit of Seller and Buyer and, except where prohibited, their heirs, successors, representatives and assigns. No other party is intended to have any benefits, rights or remedies under this Agreement. There are no third-party beneficiaries.

         10.13 EXHIBITS. All exhibits attached to this Agreement are incorporated into this Agreement for all purposes.

         10.14 SEVERANCE. If any provision of this Agreement is found to be illegal or unenforceable, the other terms of this Agreement shall remain in effect and this Agreement shall be construed as if the illegal or unenforceable provision had not been included.


                                        SELLER:

                                        RIO GRANDE DRILLING COMPANY

                                        BY:     /s/ GARY SCHEELE
                                        ITS:    VICE PRESIDENT


                                        SELLER:

                                        RIO GRANDE OFFSHORE, LTD.
                                        BY: RIO GRANDE DRILLING COMPANY,
                                        GENERAL PARTNER

                                        BY:     /s/ GARY SCHEELE
                                        ITS:    VICE PRESIDENT


                                        BUYER:

                                        NEWFIELD EXPLORATION COMPANY

                                        BY:     /s/ T. W. RATHERT
                                        ITS:    VICE PRESIDENT

                                  EXHIBIT "A"



Attached to and made a part of that certain Purchase and Sale Agreement among RIO GRANDE DRILLING COMPANY, et al. as "Seller" to NEWFIELD EXPLORATION COMPANY as "Buyer".


                              SHIP SHOAL BLOCK 356


Lease No. OCS-G 5206:

That certain Oil and Gas Lease, bearing Serial No. OCS-G 5206, between the United States of America and Shell Offshore Inc., effective January 1, 1983 and covering all of Block 356, Ship Shoal Area, OCS Leasing Map, Louisiana Map No. 5A, INSOFAR AND ONLY INSOFAR as said Lease covers depths down to 8,600' TVD.

                              Interest Conveyed

                  3.11640%         Operating Rights Interest
                  2.17629%         Net Revenue Interest



                           EWING BANK BLOCKS 947/903

Lease No. OCS-G 5803

That certain Oil and Gas Lease, bearing Serial No. OCS-G 5803, between the United States of America and Shell Offshore Inc., effective July 1, 1983, and covering all of Blocks 903 and 947, Ewing Bank Area, OCS Official Protraction Diagram, NG 15-12, INSOFAR AND ONLY INSOFAR as said Lease covers depths down to 8,600' TVD.

                              Interest Conveyed

                  3.11640%         Operating Rights Interest
                  2.17629%         Net Revenue Interest





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